SCHEDULE 14C
                                (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
       Information Statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934

[ ]  Preliminary information statement           [ ]  Confidential, for  use of
                                                      the Commission only
                                                      (as permitted by
                                                      Rule 14c-5(d)(2))
[X]  Definitive information statement

                         TIFF INVESTMENT PROGRAM, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)    Per unit  price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

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[ ]     Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(4)  Date Filed:

                         TIFF INVESTMENT PROGRAM, INC.

                             TIFF MULTI-ASSET FUND


                     590 Peter Jefferson Parkway, Suite 250
                        Charlottesville, Virginia 22911


                             INFORMATION STATEMENT


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This information statement is being furnished to all persons owning shares ("members") of TIFF Multi-Asset Fund (the "fund"), a series of the TIFF Investment Program, Inc. ("TIP"), to provide such members with information in connection with the change of one of the money managers of the fund. As discussed in more detail below, on March 11, 2003, TIP's board of directors ( the "board") unanimously approved the termination of the money manager agreement between the fund and Seix Investment Advisors, Inc. ("Seix") and approved a new money manager agreement with Smith Breeden Associates, Inc. ("Smith Breeden"). Smith Breeden began managing assets for the fund on March 26, 2003.

     TIP was not required to obtain the approval of the fund's members before entering into the Smith Breeden money manager agreement because TIP has obtained an exemptive order (the "order") from the Securities and Exchange Commission (the "SEC") exempting TIP from certain provisions of the Investment Company Act of 1940 (the "1940 Act") and the regulations thereunder that would otherwise mandate such approval. The order permits TIP to enter into new agreements or amend existing agreements with money managers without obtaining member approval, but the exemption does not apply to the advisory agreement with TIP's investment advisor, Foundation Advisers, Inc. ("FAI"), or any amendments to such agreement. This information statement is being provided to all members as required by one of the conditions of the order.

     The board of directors of TIP (the "board") expects to mail this information statement to members on or about May 9, 2003.

FUND INFORMATION

     As of April 10, 2003, the Multi-Asset Fund had outstanding 24,023,111.487 shares of common stock representing a total net asset value of $256,086,368.59, each dollar of net asset value being entitled to one vote.

     As of April 10, 2003, the following members owned of record or beneficially 5% or more of the shares of common stock of the fund:

NAME AND ADDRESS                                   AMOUNT AND NATURE                PERCENT
OF BENEFICIAL OWNER                                OF BENEFICIAL OWNERSHIP          OF FUND
William Caspar Graustein Memorial Fund             3,665,500.157 shares             15.26%
One Hamden Center
2319 Whitney Avenue
Hamden, CT 06518

Carnegie Hero Fund Commission                      2,345,681.944 shares             9.76%
425 Sixth Avenue, Suite 1640
Pittsburgh, PA  15219

The Greater New Orleans Foundation                 2,267,137.679 shares             9.44%
1055 St. Charles Avenue, Suite 100
New Orleans, LA 70130

Shadyside Hospital Foundation                      1,399,453.815 shares             5.83%
532 South Aiken Avenue, Suite 302
Pittsburgh, PA  15232

     TIP's annual report, including audited financial statements for the fiscal year ended December 31, 2002, was sent to shareholders on February 28, 2003. The fund will furnish, without charge, a copy of TIP's annual report to any member upon request. To request a copy, please write to TIP at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911 or call TIP at 434-817-8200.

     FAI, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911, serves as the fund's investment advisor. FAI is a taxable organization operated on a not-for-profit basis and was formed by The Investment Fund for Foundations ("TIFF") to facilitate investment by 501(c)(3) organizations in stocks, securities, and other assets. FAI is a registered investment advisor and serves as the advisor to the TIFF mutual funds.

     Investors Capital Services, Inc., 33 Maiden Lane, 4th Floor, New York, NY 10038, serves as the fund's administrator. Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI, 53202, serves as the fund's distributor.

BACKGROUND

     Since the fund commenced operations, FAI has served as its investment advisor pursuant to an investment advisory agreement. The investment advisory agreement provides, among other things, that FAI is responsible for identifying qualified money managers, negotiating the terms of the money manager agreements, and monitoring the activities and performance of the money managers.

     In accordance with the provisions of the investment advisory agreement, in 1997 FAI recommended the selection of Seix to manage a portion of the fund's assets. The board approved the money manager agreement with Seix, and after an initial period of two years, the agreement has been approved annually by the board, including a majority of the directors who are not "interested persons" of the fund (as defined in the 1940 Act) (the "independent directors").

     At the board meeting held on March 11, 2003, FAI proposed that the board terminate the money manager agreement with Seix and enter into a new money manager agreement with Smith Breeden, and the board, including a majority of the independent directors, approved the proposal. The new money manager agreement with Smith Breeden was subsequently executed and now governs the relationship between the fund and Smith Breeden. As discussed more fully below, the terms of the money manager agreement with Smith Breeden are substantially similar to those of the money manager agreement with Seix, except for the name of the money manager, the effective date of the agreement, certain termination provisions, and the fee schedule.

MONEY MANAGER AGREEMENTS

     BASIC TERMS. Each agreement provides that the manager is required to manage the portion of the fund's assets allocated to the manager by FAI (the "portfolio"), subject to the supervision and stated direction of FAI, and ultimately TIP's board, in accordance with the fund's investment objective and policies; make investment decisions for the portfolio; and place orders to purchase and sell securities on behalf of the fund. Each manager's discretion to purchase and sell securities for the portfolio is further subject to written guidelines developed by FAI.

     Each agreement has an initial term of two years and provides that it will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the board or (ii) a vote of a majority of the outstanding voting securities of the fund and (b) a vote of a majority of the fund's independent directors. Each agreement provides that it may be terminated by the fund, by the board, or by a vote of a majority of the outstanding voting securities of the fund, or by the money manager, in each case at any time upon 30 days' written notice to the other party. In addition, each agreement provides for its automatic termination in the event of its assignment.

     Each agreement provides that the money manager is not liable to the fund for any error of judgment but shall be liable to the fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the manager in providing services under the agreement or from reckless disregard by the manager of its obligations and duties under the agreement.

     MONEY MANAGEMENT FEE. For the services performed and the facilities and personnel provided, Seix was, and Smith Breeden is, compensated on the basis of a performance-based fee arrangement. These arrangements specify a base fee ("floor"), expressed as a percentage of net assets, a maximum fee ("cap"), and a fee formula that embodies the concept of a "fulcrum" fee, i.e., a fee midway between the minimum and the maximum. Actual fees paid to the money manager are proportionately related to performance above or below the fulcrum point. The formula is designed to augment the fee if the excess return of the manager's portfolio (i.e., its actual gross return less the total return of the portfolio's benchmark) exceeds a specified level and to reduce the fee if the portfolio's excess return falls below this level.

     The following chart compares the money manager's fees under the Seix agreement to the money manager's fees under the Smith Breeden agreement. For purposes of applying the fee schedule, assets managed by Smith Breeden for the fund and the TIFF Government Bond Fund, for which Smith Breeden also serves as money manager, are aggregated when calculating net assets under management.

MONEY MANAGER FEE UNDER SEIX AGREEMENT                          MONEY MANAGER FEE UNDER SMITH BREEDEN AGREEMENT
Floor:      10 basis points                                     Floor:     10 basis points (5 basis points on
Cap:        80 basis points                                                assets over $200 million)
Fulcrum: 45 basis points                                        Cap:       85 basis points
                                                                Fulcrum:   48 basis points (assets less than $200 million)
(The portfolio was required to
earn 195 basis points over the                                  (The portfolio must earn 205 basis
return of the Lehman Aggregate                                   points over the return of a weighted
Bond Index in order for Seix to                                  average of the 10-year US Treasury Inflation
earn the fulcrum fee.)                                           Protected Security and the Citigroup
                                                                 10-year Treasury Index in order for
                                                                 the manager to earn the fulcrum fee.)

     For the fiscal year ended December 31, 2002, Seix received a fee in the amount of $31,036 for money management services to the fund. This compensation represents the floor of the performance-based based fee range. If the Smith Breeden money manager agreement had been in effect for the fiscal year ended December 31, 2002, and if Smith Breeden had achieved the same level of performance as Seix, Smith Breeden would have received $31,036.

     The table below shows what the differences in the fund's total management fees for the fiscal year ended December 31, 2002, would have been under the Seix agreement and the Smith Breeden agreement if Seix and Smith Breeden had earned the minimum, fulcrum, and maximum fee.

LEVEL                        SEIX AGREEMENT                        SMITH BREEDEN AGREEMENT
Floor                        0.44%                                 0.44%
Fulcrum                      0.48%                                 0.48%
Cap                          0.52%                                 0.53%

INFORMATION REGARDING SMITH BREEDEN

     Smith Breeden, 100 Europa Drive, Suite 200, Chapel Hill, NC 27517, is a money management organization that has managed discretionary assets for over 20 years and is registered as an investment advisor with the SEC. Smith Breeden managed assets for the TIFF Bond Fund from inception in 1994 to liquidation in 2003 and currently manages assets for the TIFF Government Bond Fund.

     Smith Breeden is involved in the analysis and management of fixed income securities and enhanced equity portfolios. In managing assets for the fund, Smith Breeden employs a variety of techniques, including the selection and active trading of bonds carrying the full faith and credit of the United States plus other high grade bonds and bond futures contracts.

     The directors and officers of Smith Breeden and their principal occupations are set forth in the table below. The principal business address of each director and principal executive officer, as it relates to his or her duties at Smith Breeden, is Smith Breeden Associates, Inc., 100 Europa Drive, Suite 200, Chapel Hill, NC 27517.

NAME                                   POSITION
Stephen A. Eason                       Director and Executive Vice President
Michael J. Giarla                      Director, Executive Vice President, Chief Operating Officer
Douglas T. Breeden                     Chairman
Eugene Flood, Jr.                      Director, President, Chief Executive Officer
Stanley J. Kon                         Director and Senior Vice President
Marianthe A. Mewkill                   Senior Vice President, Secretary, Treasurer, Chief Financial Officer
Timothy D. Rowe                        Senior Vice President
John B. Sprow                          Senior Vice President and Director
John C. Appel                          Director
Michael J. Brennan                     Director and Consultant
Lewis T. Jester                        Director
Eduardo S. Schwartz                    Director and Consultant
Daniel C. Dektar                       Director and Senior Vice President
Jennifer Breeden                       Director
Gerald J. Madigan                      Senior Vice President

EVALUATION AND ACTION BY TIP DIRECTORS

     At a board meeting held on March 11, 2003, the directors of TIP considered information with respect to whether the Smith Breeden agreement is in the best interests of the fund and its members. The directors received information concerning the fee arrangements and the ability of Smith Breeden to perform its responsibilities with respect to the fund. The directors also received information regarding Smith Breeden's key personnel and a description of Smith Breeden's investment strategy with respect to the fund. The directors considered Smith Breeden's long-term track record serving the investment community, its approach to the fixed income market, and its administrative capabilities and experience. The directors also considered the positive experience that the board and FAI had with Smith Breeden, since Smith Breeden began managing a portion of the TIFF Bond Fund's assets in 1994. In evaluating the new money manager agreement, the directors considered that the proposed fee schedule was competitive relative to those of alternative investment managers.

     The directors also considered the terms of the proposed agreement, which were substantially identical, except for the identity of the money manager, the effective date, certain termination provisions, and compensation arrangements, to those contained in the money manager agreement with Seix. Consideration was also given to the proposed fee for Smith Breeden's services to the fund and the fact that at certain performance levels, the fee rate payable by the fund under the Smith Breeden agreement was slightly higher than the fee rate under the Seix agreement.

     Based upon its review, the board concluded that the Smith Breeden agreement was reasonable, fair, and in the best interests of the fund and its members, and that the fees provided in such agreement were fair and reasonable. In the board's view, retaining Smith Breeden to serve as money manager of the fund, under the terms of the Smith Breeden agreement, is desirable and in the best interests of the fund and its members. Accordingly, after consideration of all factors as it deemed relevant, the board including a majority of the independent directors, approved the Smith Breeden agreement.